Exhibit 99.1

KEYCORP
401(k) SAVINGS PLAN

FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

December 31, 2019

KeyCorp
401(k) Savings Plan

INDEX
Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-11

Supplemental Schedule:

Schedule of Assets (Held at End of Year)	12-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

Opinion on the Financial Statements

We have audited the accompanying Statement of Net Assets Available for Benefits of the KeyCorp 401(k) Savings Plan (the “Plan”) as of December 31, 2019 and 2018, and the Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and supplemental schedule (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2019 and 2018, and the changes in net assets available for benefits of the Plan for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

We have served as the Plan’s auditor since 2005.

Cleveland, Ohio
June 25, 2020

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	December 31,
	2019	2018
ASSETS
Investments, at fair value:
KeyCorp common stock (cost $108,924,485 and $123,827,136 at
2019 and 2018, respectively)	$195,888,812	$162,557,639
Other equity securities	257,139,803	214,927,803
Interest in mutual funds and collective trusts at fair value	2,571,028,157	2,159,163,825
Total investments at Fair Value	3,024,056,772	2,536,649,267
Receivables:
Notes receivable from participants	54,408,901	53,683,330
Receivable - Employer contributions	14,728,586	29,744,504
Receivable - Interest and dividends	724,286	717,523
Total Receivables	69,861,773	84,145,357

Cash	3,459,659	1,162,912

Total Assets	3,097,378,204	2,621,957,536

LIABILITIES
Payables - administrative and other expenses	795,575	480,434

Total Liabilities	795,575	480,434

NET ASSETS AVAILABLE FOR BENEFITS	$3,096,582,629	$2,621,477,102

See accompanying notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

KeyCorp
401(k) Savings Plan
	Year Ended December 31,
	2019	2018
Additions to Net Assets Attributed to:
Contributions:
Employer	$87,878,034	$101,157,826
Participants	114,820,010	116,068,293
Rollovers	9,905,383	11,349,650
Total Contributions	212,603,427	228,575,769

Interest on participant notes receivable	2,739,412	2,413,260

Investment Income:
Dividends from KeyCorp common stock	7,302,293	6,494,044
Dividends from other equity securities	1,826,142	1,716,955
Net investment income from mutual funds and collective trusts	31,378,952	28,117,571
Net realized gain (loss) and unrealized appreciation (depreciation)	546,681,620	(229,548,682)
Total Investment Income	587,189,007	(193,220,112)

Deductions from Net Assets Attributed to:
Participant withdrawals	322,686,856	283,640,708
Administrative and other expenses	4,739,463	3,984,245
Total Deductions	327,426,319	287,624,953

Net Increase (Decrease)	475,105,527	(249,856,036)

Net Assets Available for Benefits:
Beginning of Year	2,621,477,102	2,871,333,138

End of Year	$3,096,582,629	$2,621,477,102

See accompanying notes to the financial statements.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan consists of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code), and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code. As of January 1, 2011, the Plan was amended and restated to close the KeyCorp Common Stock Fund to new investments effective January 1, 2012, with the exception of KeyCorp dividend reinvestments, and make other administrative modifications and changes as required by law or to facilitate the administration of the Plan.

Effective December 31, 2017, the Plan was amended to merge in the participants and the assets of the former Cain Brothers & Company, LLC Retirement Plan.

Effective January 1, 2017, the Plan was restated to reflect the amendments adopted since the January 1, 2011 amendment and restatement and to make administrative modifications and changes as required by law or to facilitate the administration of the Plan.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions, and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II, and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, may automatically be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2019 and 2018, dividends of $945,003 and $791,198, respectively, were paid directly to participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer or Key) are eligible to participate in the Plan as of their first day of employment with the Employer for purposes of making pre-tax contributions, Roth contributions, Plan transfer contributions, and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006, or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan.

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 100% of their compensation on a pre-tax basis to the Plan, and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2019 and 2018 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized (2019 and 2018), all eligible employees may contribute up to 100% of their compensation to the Plan. For Plan years commencing on or after January 1, 2014, the Plan provides a qualified Roth contribution program.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new regular full-time and part-time employees of the Employer (Covered Employees). The initial default contribution percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 10% for Plan years on and after January 1, 2012. The Covered Employee may request a distribution of his or her default elective deferrals no later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay. As of January 1, 2016, the Plan was amended to implement an auto-enrollment back sweep feature for certain employees hired prior to December 31, 2009.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. Commencing for Plan years on and after January 1, 2012, the KeyCorp Common Stock Fund was closed to new investments, and matching contributions became subject to the investment direction of the participant.

Effective for Plan years commencing on or after January 1, 2013, the Employer Matching Contribution for each participant is based on the participant’s eligible annual compensation. For the 2019 and 2018 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing.

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010, and thereafter, profit sharing contributions may be made, allocated, and credited to the accounts of participants employed on the last business day of the Plan year as a flat percentage of eligible compensation for the participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. For Plan years beginning on and after January 1, 2012, participants will share in profit sharing contributions for the applicable year if the participant experienced a Termination Under Limited Circumstances, as defined by the Plan, during the Plan year. Key contributed profit sharing allocations of 1.0% for 2019 and 2.0% for 2018 on eligible compensation for employees eligible on the last business day of the respective Plan years.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Participant’s Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer matching contributions, employer discretionary contributions, and earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals (pre-tax and Roth) and rollover contributions made to the Plan. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, participants are 100% vested in Key matching contributions after three years of service. Contributions subject to the safe harbor provisions of Section 401(k)(12) are 100% vested. Participants are 100% vested in Key discretionary contributions after three years of service.

Forfeitures:

Effective January 1, 2017, under the terms of the Plan, forfeited nonvested participant amounts may be used to offset Employer contributions to the Plan. At December 31, 2019, and December 31, 2018, the Plan’s investments included $25,510 and $9,650 of Plan forfeitures, respectively. During 2019 and 2018, $676,529 and $614,594 in forfeitures were used to offset Employer contributions, respectively.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed five years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1%.

Loans to Plan participants are valued at their unpaid principal balance plus accrued but unpaid interest, which approximates fair value.

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e., attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly, quarterly, or annual installment payment. Benefit payments are recorded upon distribution.

As of January 1, 2016, the Plan was amended to facilitate the implementation of flexibility in the distribution of benefits to assist participants with retirement readiness and distribution planning.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

1	Description of Plan, Continued

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contribution in any of the investment options offered by the Plan. As discussed above, the KeyCorp Common Stock Fund was closed to new investments effective January 1, 2012.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting. Certain prior year amounts have been reclassified to conform with current year's presentation.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

Equity Securities

Closing market price as quoted on the New York Stock Exchange as of December 31, 2019, and December 31, 2018. The closing market price of KeyCorp’s Common Stock at December 31, 2019, and December 31, 2018, was $20.24 and $14.78, respectively. The other common stocks, which are included in the Jennsion Large Cap Growth Separate Account, are valued at the closing price reported on the major stock exchange on which the individual securities are traded.

Mutual Funds

Closing market price as quoted per a third-party valuation service as of December 31, 2019 and December 31, 2018.

Collective Trust Funds

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from a third-party valuation service.

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sales of equity securities are based on the specific cost of units sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

There are three acceptable techniques for measuring fair value: the market approach, the income approach, and the cost approach. The appropriate technique for valuing a particular asset depends on the exit market, the nature of the asset being valued, and how a market participant would value the same asset. Ultimately, selecting the appropriate valuation method requires significant judgment, and applying the valuation technique requires sufficient knowledge and expertise.

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets in active markets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions. Transfers between levels of the fair value hierarchy are recognized at the end of the reporting period.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 4 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

2	Summary of Significant Accounting Policies, Continued

Plan Termination:

Although it has not expressed any intent to do so, Key has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock, other equity securities, and interests in mutual funds and collective trusts. These investments are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

As of May 1, 2020, the Plan voluntarily adopted certain provisions of the Coronavirus Aid, Relief, and Economic Securities Act ("CARES Act") for qualifying participants. These provisions include temporary deferment of loan payments that are due through December 31, 2020, for one year with continued interest accrual. Additionally, participants may withdraw up to the lesser of $100,000 or their vested balance without a 10% penalty for early withdrawal if the distribution is taken before December 31, 2020. There is no limit to the number of withdrawals during this period and participants have three years to pay ordinary income taxes on the amounts withdrawn.

As of July 1, 2020, the Plan will be transitioning to a new administrator. Participant investment options in the Plan will be valued as of June 30, 2020 and will transition to the same investment options with the new administrator, with the exception of four Vanguard index funds which will transition to four BlackRock index funds .

Accounting Guidance Adopted:

In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2018-13, Fair Value Measurement; Disclosure Framework (ASU 2018-13) that amends disclosure requirements related to fair value measurements. Specifically, entities are no longer required to disclose transfers between Level 1 and Level 2 of the fair value hierarchy, or qualitatively disclose the valuation process for Level 3 fair value measurements. Entities also will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The additional provisions of the guidance should be adopted prospectively, while the eliminated requirements should be adopted retrospectively.

ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods therein. The Plan early adopted the modified disclosures of the ASU for the year ended December 31, 2018. The adoption of this ASU did not result in significant changes to the Plan's disclosures, and there was no effect to its financial statements.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

3	Tax Status

The Internal Revenue Service has determined and informed Key by letter dated September 22, 2013, that the Plan and related trust as of the January 1, 2011 Restatement are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. The Plan administrator has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2019, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. However, currently no audits for any tax periods are in progress.

4	Fair Value Measurements

The following is a description of the valuation methodologies used to measure the fair value of assets held in the Plan:

Equity Securities. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1. Other equity securities are valued  at the closing price reported on the major stock exchange on which the individual securities are traded and are classified as Level 1.

Mutual Funds. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1.

Money Market Funds.  Investments in money market funds are valued at their closing net asset value. Because net asset values for the money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Collective Trust Funds. The Plan's investments in collective trust funds are measured at net asset value ("NAV") as a practical expedient to estimate fair value and accordingly, have not been classified in the fair value hierarchy. This practical expedient would not be used if it is determined to be probable that the funds will sell the investment for an amount different from the reported NAV. Fair value is determined based on the Plan's proportionate share of total net assets in the fund. Participant transactions (purchases and sales) may occur daily. However, in high volume liquidation demand periods, the Trustee may, at their discretion, delay liquidation requests so that it is in the best interest of all participants in the fund. If the Plan initiates a full redemption of the KeyBank EB MaGIC Fund, the issuer reserves the right to require 12 months’ notification in order to ensure that securities liquidations will be carried out in an orderly business manner.

The investment strategies for the collective trust funds are varied, and they may invest directly and indirectly in a broad range of equities, debt, and derivative instruments with the objective of mirroring or exceeding the total return of certain market indices.  Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization, and other strategies.

NOTES TO FINANCIAL STATEMENTS

KeyCorp
401(k) Savings Plan

4	Fair Value Measurements, continued

The following tables present the Plan’s assets that are measured at fair value on a recurring basis in accordance with U.S. GAAP at December 31, 2019, and December 31, 2018.

December 31, 2019	Level 1	Level 2	Level 3	Total
Equity Securities:
KeyCorp Common Stock	$195,888,812	—	—	$195,888,812
Other Equity Securities	257,139,803			257,139,803
Mutual Funds	1,443,761,064	—	—	1,443,761,064
Money Market Funds	—	$112,029,572	—	112,029,572
Collective Trust Funds and other investments measure at net asset value (a)	—	—	—	1,015,237,521
	$1,896,789,679	$112,029,572	—	$3,024,056,772

December 31, 2018	Level 1	Level 2	Level 3	Total
Equity Securities:
KeyCorp common stock	$162,557,639	—	—	$162,557,639
Other equity securities	214,927,803			214,927,803
Mutual Funds	1,190,121,927	—	—	1,190,121,927
Money Market Funds	—	$92,955,567	—	92,955,567
Collective Trust Funds and other investments measure at net asset value (a)	—	—	—	876,086,331
	$1,567,607,369	$92,955,567	—	$2,536,649,267
(a) Certain investments that are measured at fair value using the net asset value (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the fair value of the plan assets presented elsewhere within this report.

5	Party-in-Interest Transactions

During 2019 and 2018, the Plan received $7,302,293 and $6,494,044 respectively, in KeyCorp common stock dividends.

During the year ended December 31, 2019, the Plan did not purchase KeyCorp common stock, and 1,221,644 shares of common stock of KeyCorp were sold by the Plan for $21,591,578. During the year ended December 31, 2018, the Plan did not purchase KeyCorp common stock, and 1,141,584 shares of common stock of KeyCorp were sold by the Plan for $23,028,845. The sales of KeyCorp common stock were completed in the open market.

The Plan has arrangements with various service providers and these arrangements qualify as party-in-interest transactions.

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i

KeyCorp
401(k) Savings Plan

EIN 34-6542451
Plan Number 002

December 31, 2019

(a)	(b)	(c)	(d)	(e)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	Cost	Current Value

	Equity Securities:
*	KeyCorp common stock	Common Stock		$195,888,812
	Abbott Laboratories	Common Stock		3,746,185
	Adobe Inc	Common Stock		6,867,634
	Adyen Inv	Common Stock		3,132,030
	Airbus SE	Common Stock		1,045,752
	Alexion Pharmaceuticals Inc	Common Stock		2,330,849
	Alibaba Group Holding Ltd	Common Stock		7,698,806
	Alphabet Inc-Cl A	Common Stock		6,228,164
	Alphabet Inc-Cl C	Common Stock		8,955,360
	Amazon.com Inc	Common Stock		13,836,626
	American Tower Corp	Common Stock		1,958,296
	Apple Inc	Common Stock		10,443,075
	Astrazeneca Plc-Spons Adr	Common Stock		5,016,564
	Biomarin Pharmaceutical Inc	Common Stock		2,032,244
	Boeing Co	Common Stock		4,634,913
	Chipotle Mexican Grill Inc	Common Stock		3,123,257
	Biomarin Pharmaceutical Inc	Common Stock		2,979,455
	Boeing Co	Common Stock		5,166,232
	Coupa Software Inc	Common Stock		1,157,715
	Danaher Corp	Common Stock		2,986,567
	Dexcom Inc	Common Stock		1,729,796
	Edwards Life Sciences Corp	Common Stock		1,734,978
	Eli Lilly & Co	Common Stock		1,331,780
	Estee Lauder Companies-Cl A	Common Stock		4,488,114
	Exact Sciences Corp	Common Stock		1,609,614
	Facebook Inc	Common Stock		8,573,703
	Fleetcor Technologies Inc	Common Stock		4,728,966
	Goldman Sachs Group Inc	Common Stock		3,101,986
	Guardant Health Inc	Common Stock		501,268
	Home Depot Inc	Common Stock		4,759,810
	Illumina Inc	Common Stock		3,923,157
	Intuitive Surgical Inc	Common Stock		3,370,146
	Jpmorgan Chase & Co	Common Stock		2,396,983
	Kering SA	Common Stock		4,908,260
	Lululemon Athletica Inc	Common Stock		4,110,057

	Marriott International Inc/MD	Common Stock	4,364,667
	Mastercard Inc	Common Stock	11,110,235
	Microsoft Corp	Common Stock	11,041,366
	Mondelez International Inc	Common Stock	2,469,732
	Netflix Inc	Common Stock	7,406,517
	Nike Inc	Common Stock	7,268,790
	Nvidia Corp	Common Stock	5,087,421
	Novartis AG ADR	Common Stock	767,368
	Parker Hannifin Corp	Common Stock	3,689,735
	Paypal Holdings Inc	Common Stock	3,250,184
	Qualcomm Inc	Common Stock	3,278,627
	S&P Global Inc	Common Stock	3,113,589
	Salesforce.com inc	Common Stock	11,024,715
	SAP SE ADR	Common Stock	2,474,661
	Servicenow Inc	Common Stock	2,598,756
	Shopify Inc	Common Stock	1,873,397
	Splunk Inc	Common Stock	3,735,414
	Square Inc	Common Stock	1,220,733
	Tesla Inc	Common Stock	5,609,805
	Twilio Inc	Common Stock	1,272,333
	Uber Technologies Inc	Common Stock	1,848,400
	Unversal Display Corp	Common Stock	541,964
	Vertex Pharmaceuticals Inc	Common Stock	2,526,245
	Visa Inc	Common Stock	9,154,864
	Walt Disney Co	Common Stock	1,256,979
	Workday Inc	Common Stock	3,340,144
	Xilinx Inc	Common Stock	1,204,820
			453,028,615
	Mutual Funds:
	Dodge & Cox International Stock Fund	International Fund	96,281,217
	T Rowe Small-Cap Growth Equity Fund	Small U.S Equity Fund	77,998,170
	PIMCO Total Return Fund	Fixed Income Fund	90,441,144
	Vanguard Total Bond Market Index Fund	Fixed Income Fund	127,811,878
	Vanguard Extended Market Institutional Index Plus Fund	Mid U.S Equity Fund	231,677,259
	Vanguard Institutional Index Plus Fund	Large U.S. Equity Fund	515,359,003
	Vanguard Total International Stock Index Fund Inst'l Plus Shares	International Fund	216,160,317
	Victory Sycamore Small Company Opportunity Fund	Small U.S. Equity Fund	88,032,076
			1,443,761,064
	Collective Trust Funds:
*	BlackRock LifePath Index 2025 NL CIT Fund	Target Maturity Fund	103,822,487
*	BlackRock LifePath Index 2030 NL CIT Fund	Target Maturity Fund	97,930,177
*	BlackRock LifePath Index 2035 NL CIT Fund	Target Maturity Fund	92,573,693
*	BlackRock LifePath Index 2040 NL CIT Fund	Target Maturity Fund	81,970,874
*	BlackRock LifePath Index 2045 NL CIT Fund	Target Maturity Fund	75,161,216
*	BlackRock LifePath Index 2050 NL CIT Fund	Target Maturity Fund	53,485,422
*	BlackRock LifePath Index 2055 NL CIT Fund	Target Maturity Fund	37,941,297
*	BlackRock LifePath Index 2060 NL CIT Fund	Target Maturity Fund	16,221,339
*	BlackRock LifePath Index 2065 NL CIT Fund	Target Maturity Fund	71,824
*	BlackRock LifePath Index Retirement NL CIT Fund	Target Maturity Fund	94,228,832
	Boston Partners Large Cap Value Equity Fund	Large U.S. Equity Fund	131,959,349

	Harding Loevner International Equity Collective Fund	International Fund	39,129,722
*	KeyBank EB MaGIC Fund	Stable Value Fund	171,607,967
	PIMCO Diversified Real Asset CIT	Real Asset Fund	19,133,322
			1,015,237,521
	Money Market Funds:
	Federated Government Obligations Fund	Money Market Fund	104,070,508
	Collective U.S. Government STIF	Money Market Fund	7,959,064
			112,029,572

	Total assets held for investment purposes		3,024,056,772

*	Loans to participants (interest rates from 4.25%-10.50% with various maturities)		54,408,901

	Total assets held for investment purposes		$3,078,465,673

*	Party-in-interest to the Plan.